Exhibit 18

February 5, 2020

The Scotts Miracle-Gro Company
14111 Scottslawn Road
Marysville, Ohio 43041

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended December 28, 2019, of the facts relating to the change in method of accounting for a portion of inventories from the average costing method to the first-in first-out method. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of The Scotts Miracle-Gro Company and subsidiaries (the “Company”), that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances. We have not audited any consolidated financial statements of the Company as of any date or for any period subsequent to September 30, 2019. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company or on the financial position, results of operations, or cash flows of the Company as of any date or for any period subsequent to September 30, 2019.

Yours truly,

/s/ DELOITTE & TOUCHE LLP

Columbus, Ohio